4th Quarter 2014 Earnings Release

Aimco

APARTMENT HOMES

Page

1	Earnings Release

10	Consolidated Statements of Operations

12	Consolidated Balance Sheets

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

14	Schedule 2 – Proportionate Funds From Operations Presentation

16	Schedule 3 – Portfolio Summary

17	Schedule 4 – Net Asset Value Supplemental Information

18	Schedule 5 – Capitalization and Financial Metrics

20	Schedule 6 – Conventional Same Store Operating Results

24	Schedule 7 – Conventional Portfolio Data by Market

26	Schedule 8 – Apartment Community Disposition and Acquisition Activity

27	Schedule 9 – Capital Additions

28	Schedule 10 – Summary of Redevelopment and Development Activity

32	Glossary and Reconciliations

Aimco Reports Fourth Quarter 2014 Results, Provides 2015 Guidance
Denver, Colorado, February 5, 2015 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its fourth quarter and full year 2014 results.
Chief Executive Officer Terry Considine comments: "Aimco enjoyed a solid 2014. Profitability was up, with AFFO increasing 10% year-over-year. Portfolio quality was up, with average monthly revenue per apartment home increasing 14% to $1,670. Redevelopment and development projects underway are expected to create incremental net asset value equal to 35% of our investment.
The Aimco balance sheet is strong: considering the equity offering earlier this year, leverage, net of cash, is both non-recourse and about 36% of Aimco's market capitalization; more than $550 million in credit is available on the Aimco line of credit; and the unencumbered pool includes properties valued at more than $1 billion. These results reflect the hard work of a motivated team, whose collaborative culture was recognized again in 2014 as a 'Top Place to Work'.

Looking forward, we expect 2015 to be another good year with steady rent growth, disciplined cost control, and solid Same Store NOI growth. Together with increased contribution from redevelopment and acquisition properties, and reduced interest expense, we expect AFFO to be up by 10% at the midpoint of guidance.

Aimco prospects reflect disciplined portfolio management. Over the past three years, we have sold 27,000 apartment homes, eliminating related property management costs and Capital Replacement spending. We have reinvested the sales proceeds to redevelop or acquire apartment homes with higher rents, higher margins and greater expected growth.

The Aimco Board of Directors considered these results and prospects in its decision to increase the dividend by 8%."
Financial Results: Full Year AFFO Up 10%

	FOURTH QUARTER		FULL YEAR
(all items per common share - diluted)	2014	2013	2014	2013
Net income	$0.25	$0.84	$2.06	$1.40
Funds From Operations (FFO)/ Pro forma Funds From Operations (Pro forma FFO)	$0.54	$0.57	$2.07	$2.04
Deduct Aimco share of Capital Replacements	$(0.11)	$(0.14)	$(0.39)	$(0.51)
Adjusted Funds From Operations (AFFO)	$0.43	$0.43	$1.68	$1.53
Pro forma FFO - Year-over-year, fourth quarter Pro forma FFO decreased 5%. For the quarter, strong property operating results, increased contribution from redevelopment communities, higher income tax benefit and lower interest expense were more than offset by: the loss of income from apartment communities that were sold; lower interest income as a result of repayment of notes receivable in fourth quarter 2013; lower non-recurring income; higher preferred stock dividends attributable to Aimco's second quarter 2014 offering of its Class A Preferred Stock; and costs incurred in connection with fourth quarter 2014 acquisition activity.
Adjusted Funds from Operations - Fourth quarter AFFO was flat when compared to fourth quarter 2013, as a result of lower Pro forma FFO offset by lower Capital Replacement spending associated with multi-phase capital projects started in prior years, and lower Capital Replacement spending due to the sale of approximately 9,000 apartment homes during 2014. As Aimco concentrates its investment capital in higher quality, higher price point apartment communities, free cash flow margin is increasing as Capital Replacements decline as a percentage of net operating income.

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Operating Results: Fourth Quarter Conventional Same Store NOI Up 6.1%, Full Year Up 5.5%

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
	2014	2013	Variance	3rd Qtr.	Variance	2014	2013	Variance
Average Rent Per Apartment Home	$1,457	$1,394	4.5%	$1,440	1.2%	$1,428	$1,377	3.7%
Other Income Per Apartment Home	165	160	3.1%	177	(6.8)%	172	159	8.2%
Average Revenue Per Apartment Home	$1,622	$1,554	4.4%	$1,617	0.3%	$1,600	$1,536	4.2%
Average Daily Occupancy	95.6%	95.6%	—%	95.7%	(0.1)%	95.8%	95.6%	0.2%

$ in Millions
Revenue	$166.1	$159.2	4.4%	$165.7	0.3%	$657.2	$629.1	4.5%
Expenses	50.9	50.6	0.6%	54.8	(7.1)%	213.5	208.8	2.3%
NOI	$115.2	$108.6	6.1%	$110.9	3.9%	$443.7	$420.3	5.5%

Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2014	1st Qtr.	2nd Qtr.	3rd Qtr.	Oct	Nov	Dec	4th Qtr.	Year-to-Date
Renewal rent increases	4.9%	5.0%	5.6%	4.9%	5.1%	4.7%	4.9%	5.2%
New lease rent increases	1.0%	4.7%	6.4%	2.3%	0.4%	(0.2)%	0.9%	3.7%
Weighted average rent increases	2.8%	4.9%	6.0%	3.7%	2.8%	2.2%	2.9%	4.4%
Portfolio Management: Revenue Per Apartment Home Up 13.6% to $1,669
Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents between 90% to 125% of local market average; "C+" quality assets are those with rents lower than 90% of local market average, but greater than $1,100 per month; and "C" quality assets are those with rents lower than 90% of local market average, but less than $1,100 per month.
Aimco's portfolio strategy is to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher-quality apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality of its portfolio. Over the last three years, Aimco:

•
Increased its period-end Conventional portfolio average revenue per apartment home by more than 32% to $1,669. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

•	Increased its Conventional portfolio free cash flow margin by 10% through the sale of lower-rent properties and reinvestment in higher-rent properties;

•	Reduced by 83% the percentage of its portfolio represented by "C" quality properties and increased by 42% the percentage of its portfolio represented by "A" quality properties; and

•	Increased to 90% the percentage of its Conventional Property Net Operating Income earned in Aimco's target markets.

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As Aimco executes its portfolio strategy, it expects to continue to increase Conventional portfolio average revenue per apartment home at a rate greater than market rent growth; to increase further free cash flow margins; to sell the percentage of its portfolio represented by "C" quality properties; and to increase to 95% or more the percentage of its Conventional Property Net Operating Income earned in its target markets.
Fourth Quarter 2014 Dispositions - In the fourth quarter, Aimco sold two Conventional Apartment Communities and two Affordable Apartment Communities with 500 and 199 apartment homes, respectively, for $79.5 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $45.8 million.
Fourth Quarter 2014 Acquisitions - In the fourth quarter, Aimco acquired:

•
Saybrook Pointe Apartment Homes for $118.4 million. This is a 324 apartment home community located in San Jose, California. Revenues per apartment home average $2,240, making this a "B" quality asset for Aimco. Aimco expects to add value through property upgrades and operational improvements.

•
Tremont Apartment Homes for $25 million. This is a 78 apartment home community with 14,000 square feet of retail space in the Buckhead neighborhood of Atlanta, Georgia. Revenues per apartment home average $2,280, making this an "A" quality asset for Aimco. Aimco expects to add value through operational improvements.

•
Eastpointe Apartment Homes for $18 million. This is a 140 apartment home community located in Boulder, Colorado. This low density community, built on more than seven acres in the mid-1970s, is located in a city with strong demand for housing and public policies that discourage new supply. It is across the street from a new community hospital complex and other major employment centers. Revenues per apartment home average $1,035, making this a "B" quality asset as presently operated. Aimco plans to redevelop this community.

Also in fourth quarter, Aimco acquired 2.4 acres in the heart of downtown La Jolla, California, adjoining and overlooking La Jolla Cove and the Pacific Ocean. The property is zoned for multi-family and mixed-use purposes and is currently occupied by three small commercial buildings and a limited-service hotel, which is managed for Aimco by a third party. Aimco plans to redevelop this property and considers its current use an income-producing “land bank.” Under Aimco's agreements with the sellers of this property, terms of the transactions are confidential.
Quarter-End Portfolio - Fourth quarter 2014 Conventional portfolio average monthly revenue per apartment home was $1,669, a 13.6% increase compared to fourth quarter 2013, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.4% and the sale of Conventional Apartment Communities during 2014 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the sales proceeds in higher-rent apartment communities through redevelopment and acquisitions. For third quarter 2014, the most recent period for which REIS information is available, Aimco Conventional Apartment Community rents averaged 108% of local market average rents.

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Redevelopment: Creating Value and Maintaining Investment Pace
During fourth quarter, Aimco invested $35.5 million in redevelopment. Construction is nearing completion at Aimco's two largest redevelopment projects: Lincoln Place, in Venice, California, and Preserve at Marin, in Corte Madera, California. As of December 31, 2014, 589 of the 767 completed apartment homes at Lincoln Place and 59 of the 72 completed apartment homes at Preserve at Marin were occupied. Aimco expects to complete construction at Lincoln Place and Preserve at Marin in first quarter 2015, on time and at a cost consistent with previous reports.

During fourth quarter, Aimco completed, as planned, the redevelopment of The Palazzo at Park La Brea. Aimco also de-leased Ocean House on Prospect, located in La Jolla, California as well as one of four towers at Park Town Place, located in Center City Philadelphia. Construction at both communities is progressing as planned.
Also during fourth quarter 2014, Aimco approved a plan to continue redevelopment of The Sterling, located in Center City Philadelphia. During the third quarter, Aimco completed the redevelopment of 69 apartment homes on three floors of the 29-story building on time, on budget and achieved rents above budget. Renovation of the common areas and commercial space is proceeding as planned and Aimco continues to expect construction to be completed in second quarter 2015 at a cost consistent with underwriting. These results led to Aimco’s decision to redevelop an additional four floors with 105 apartment homes for an additional investment of approximately $11 million.
Development: Progressing as Planned
During fourth quarter, Aimco invested $15.1 million in the development of One Canal Street, located in Boston. One Canal Street will include 310 apartment homes and 22,000 square feet of commercial space. Aimco expects completion of construction in second quarter 2016 with lease-up beginning in first quarter 2016.
Balance Sheet and Liquidity: Leverage on Target and Declining
Components of Aimco Leverage

	AS OF DECEMBER 31, 2014
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,905.0	91%	8.1
Outstanding borrowings on revolving credit facility	112.3	3%	3.8
Preferred securities	274.7	6%	Perpetual
Total leverage	$4,292.0	100%	n/a
De-Levering Activities Subsequent to Year-End
In January 2015, Aimco sold in a public offering 9,430,000 shares of Common Stock at $38.90 per share, providing net proceeds of $366.8 million. Using the proceeds from this offering, Aimco repaid in January the outstanding balance on its revolving credit facility. Also, Aimco has provided the 30-day notification required to redeem the outstanding balance of its Series A Community Reinvestment Act Preferred Stock at its liquidation preference of $27 million. Aimco expects to use the remainder of the proceeds from this offering to repay $102 million of property debt, and to fund redevelopment and property upgrades during 2015 that would otherwise have been funded with property debt on a leverage-neutral basis.

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Leverage Ratios
Aimco leverage targets are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA Coverage of Interest and Preferred Dividends greater than 2.5x. Aimco also focuses on Debt to EBITDA and EBITDA Coverage of Interest ratios. See the Glossary for definitions of these metrics.

YEAR ENDED DECEMBER 31,
	2014	2013
Debt to EBITDA*	6.5x	7.1x
Debt and Preferred Equity to EBITDA*	7.0x	7.3x
EBITDA Coverage of Interest	2.7x	2.6x
EBITDA Coverage of Interest and Preferred Dividends	2.5x	2.5x

*	The Debt to EBITDA and Debt and Preferred Equity to EBITDA ratios presented for the year ended December 31, 2014 have been adjusted on a pro-forma basis to reflect the proceeds from the January stock offering described above.
Future leverage reduction is expected from both earnings growth, especially as apartment communities now being redeveloped or developed are completed, and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco recourse debt at December 31, 2014, was limited to its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At year-end, Aimco had outstanding borrowings on its revolving credit facility of $112.3 million and available capacity of $445.9 million, net of $41.8 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $118.3 million. Finally, Aimco held 15 apartment communities in its unencumbered asset pool with a total estimated fair market value exceeding $1 billion. After the public offering and de-levering activities described above, outstanding borrowings on Aimco's revolving credit facility are fully repaid, the available capacity is $558.2 million and Aimco held cash and restricted cash on hand of approximately $340 million.
Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.28 per share of Class A Common Stock for the quarter ended December 31, 2014, an increase of 8% compared to dividends paid during 2014. This dividend is payable on February 27, 2015, to stockholders of record on February 13, 2015.

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2015 Outlook

($ Amounts represent Aimco Share)	FULL YEAR 2015	FULL YEAR 2014

Net income per share	$0.48 to $0.58	$2.06
Pro forma FFO per share	$2.12 to $2.22	$2.07
AFFO per share	$1.80 to $1.90	$1.68

Conventional Same Store Operating Measures
NOI change compared to prior year	4.00% to 5.50%	5.5%
Revenue change compared to prior year	3.75% to 4.50%	4.5%
Expense change compared to prior year	2.50% to 3.00%	2.3%

Investment Management Income
Recurring revenues	$24M	$27.3M
Non-recurring revenues	$0M	$4.2M

Income Taxes
Historic Tax Credit Benefit	$12M to $14M	$11.5M
Other Tax Benefits	$13M to $15M	$8.5M

Offsite Costs
Property management expenses	$24M	$24.8M
General and administrative expenses	$43M	$44.1M
Investment management expenses	$6M	$7.3M

Capital Investments
Redevelopment	$120M to $130M	$182.0M
Development	$90M to $100M	$46.9M
Property upgrades	$45M	$49.9M
Capital Replacements ($1,000 per apartment home)	$51M	$56.1M

Transactions
Real estate value of property dispositions	$225M to $275M	$689.5M
Aimco net proceeds from property dispositions	$130M to $140M	$435.2M

FIRST QUARTER 2015

Net income per share	$0.06 to $0.10
Pro forma FFO per share	$0.48 to $0.52
AFFO per share	$0.41 to $0.45

Conventional Same Store Operating Measures
NOI change compared to fourth quarter 2014	-1.75% to -2.75%
NOI change compared to first quarter 2014	4.25% to 5.25%

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2015 Pro forma FFO Reconciliation

($ Per share at the midpoint of Aimco's guidance range)

2014 Pro forma FFO	$2.07

Conventional Same Store NOI growth (4.75% at the midpoint of guidance)	0.14
Conventional Redevelopment NOI growth	0.10
Affordable Property NOI growth	0.02
Total NOI growth	0.26

Impact of:
2014 asset sales ($0.16 lost NOI, $0.07 lost interest expense)	(0.09)
2015 asset sales ($0.09 lost NOI, $0.03 lost interest expense)	(0.06)
2014 acquisitions ($0.10 new NOI, $0.03 new interest expense)	0.07
Decrease in acquisition costs	0.02
Reductions in offsite costs due to change in scale and efficiencies	0.01
Change in interest expense	0.05
Decrease in non-recurring revenues	(0.03)
Decrease in recurring asset management and tax credit revenues	(0.02)
Increase in preferred stock dividends	(0.02)
Increase in income tax benefit	0.05
Impact of additional shares outstanding due to January 2015 stock offering	(0.14)

2015 Pro forma FFO	$2.17

2015 AFFO Reconciliation

($ Per share at the midpoint of Aimco's guidance range)

2014 AFFO	$1.68

Pro forma FFO growth	0.10
Impact of 2014 asset sales on Capital Replacement spending	0.01
Other reduction in Capital Replacement spending	0.03
Impact of additional shares outstanding due to January 2015 stock offering	0.03

2015 AFFO	$1.85
2015 AFFO Growth	10%

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Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, February 6, 2015 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on February 21, 2015
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 7817405	Passcode: 10058335
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.

About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 203 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President-Investor Relations
Investor Relations 303-691-4350, investor@aimco.com
Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: first quarter and full year 2015 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco's development and redevelopment investments, timelines and stabilized rents; the use of proceeds from its January 2015 common stock offering; and expectations regarding sales of Aimco's apartment communities and the use of proceeds thereof. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, developments and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our developments and redevelopments; and our ability to comply with debt covenants, including financial coverage ratios.

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Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, developments and redevelopments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2013, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)				(Page 1 of 2)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUES
Rental and other property revenues	$233,330	$238,498	$952,831	$939,231
Tax credit and asset management revenues	8,848	12,364	31,532	34,822
Total revenues	242,178	250,862	984,363	974,053

OPERATING EXPENSES
Property operating expenses	84,500	93,608	373,316	375,672
Investment management expenses	3,758	838	7,310	4,341
Depreciation and amortization	71,465	70,322	282,608	291,910
Provision for real estate impairment losses	407	—	1,820	—
General and administrative expenses	12,873	11,814	44,195	45,708
Other expenses, net	5,367	1,125	12,764	7,403
Total operating expenses	178,370	177,707	722,013	725,034
Operating income	63,808	73,155	262,350	249,019
Interest income	1,691	5,290	6,878	17,943
Interest expense	(52,358)	(61,323)	(220,971)	(237,048)
Other, net	(772)	7,536	(829)	2,723
Income before income taxes, discontinued operations and gain on dispositions	12,369	24,658	47,428	32,637
Income tax benefit	6,937	2,146	20,047	1,959
Income from continuing operations	19,306	26,804	67,475	34,596
Income from discontinued operations, net of tax	—	121,799	—	203,229
Gain on dispositions of real estate, net of tax	26,153	—	288,636	—
Net income	45,459	148,603	356,111	237,825
Noncontrolling interests:
Net income income attributable to noncontrolling interests in consolidated real estate partnerships	(2,643)	(16,809)	(24,595)	(12,473)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,689)	(1,605)	(6,497)	(6,423)
Net income attributable to common noncontrolling interests in Aimco OP	(1,875)	(6,971)	(15,770)	(11,639)
Net income attributable to noncontrolling interests	(6,207)	(25,385)	(46,862)	(30,535)
Net income attributable to Aimco	39,252	123,218	309,249	207,290
Net income attributable to Aimco preferred stockholders	(2,860)	(699)	(7,947)	(2,804)
Net income attributable to participating securities	(123)	(482)	(1,082)	(813)
Net income attributable to Aimco common stockholders	$36,269	$122,037	$300,220	$203,673
Earnings attributable to Aimco per common share - basic and diluted:
Income from continuing operations	$0.25	$0.25	$2.06	$0.29
Net income	$0.25	$0.84	$2.06	$1.40

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Consolidated Statements of Operations (continued)
Income from Discontinued Operations		(Page 2 of 2)

In first quarter 2014, Aimco adopted a new accounting standard which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Under this standard, the results of operations related to apartment communities sold or classified as held for sale during 2014 or subsequent periods are included in continuing operations for both the current period and prior periods, and any gain or loss on such sales is included as a separate line item below income from discontinued operations within Aimco's Consolidated Statements of Operations.

Income from discontinued operations for apartment communities sold prior to Aimco's January 1, 2014 adoption of the new standard consists of the following (in thousands):

	Three Months Ended December 31, 2013	Year Ended December 31, 2013
Rental and other property revenues	$6,917	$62,152
Property operating expenses	(5,224)	(30,695)
Depreciation and amortization	(1,914)	(16,372)
Recovery of real estate impairment losses	—	16
Operating (loss) income	(221)	15,101
Interest income	27	343
Interest expense	(1,273)	(13,346)
(Loss) income before gain on dispositions of real estate and income taxes	(1,467)	2,098
Gain on dispositions of real estate	131,805	212,459
Income tax expense	(8,539)	(11,328)
Income from discontinued operations, net	$121,799	$203,229
Income from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$(31,294)	$(31,842)
Noncontrolling interests in Aimco OP	(4,939)	(9,248)
Total noncontrolling interests	(36,233)	(41,090)
Income from discontinued operations attributable to Aimco	$85,566	$162,139

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Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Buildings and improvements	$6,259,318	$6,332,723
Land	1,885,640	1,881,358
Total real estate	8,144,958	8,214,081
Accumulated depreciation	(2,672,179)	(2,822,872)
Net real estate	5,472,779	5,391,209
Cash and cash equivalents	28,971	55,751
Restricted cash	91,445	127,037
Other assets	476,727	505,416
Assets held for sale	27,106	—
Total assets	$6,097,028	$6,079,413

LIABILITIES AND EQUITY
Non-recourse property debt	$4,022,809	$4,337,785
Revolving credit facility borrowings	112,330	50,400
Total indebtedness	4,135,139	4,388,185
Accounts payable	41,919	43,161
Accrued liabilities and other	279,077	287,595
Deferred income	81,882	107,775
Liabilities related to assets held for sale	28,969	—
Total liabilities	4,566,986	4,826,716
Preferred noncontrolling interests in Aimco OP	87,937	79,953
Equity:
Perpetual Preferred Stock	186,126	68,114
Class A Common Stock	1,464	1,459
Additional paid-in capital	3,696,143	3,701,339
Accumulated other comprehensive loss	(6,456)	(4,602)
Distributions in excess of earnings	(2,649,542)	(2,798,853)
Total Aimco equity	1,227,735	967,457
Noncontrolling interests in consolidated real estate partnerships	233,296	233,008
Common noncontrolling interests in Aimco OP	(18,926)	(27,721)
Total equity	1,442,105	1,172,744
Total liabilities and equity	$6,097,028	$6,079,413

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income attributable to Aimco common stockholders	$36,269	$122,037	$300,220	$203,673
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	69,661	68,315	275,175	282,235
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,417)	(2,495)	(9,627)	(11,273)
Gain on dispositions and other, net of income taxes and noncontrolling partners' interest	(22,533)	(20,081)	(265,358)	(19,321)
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	407	—	2,197	—
Discontinued operations [1]:
Gain on dispositions of real estate, net of income taxes and noncontrolling partners' interest	—	(89,324)	—	(165,061)
Recovery of impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	—	—	—	(855)
Depreciation of rental property, net of noncontrolling partners' interest	—	1,481	—	13,349
Common noncontrolling interests in Aimco OP's share of above adjustments	(2,426)	2,276	(777)	(5,346)
Amounts allocable to participating securities	(155)	157	(5)	(377)
FFO / Pro forma FFO Attributable to Aimco common stockholders	$78,806	$82,366	$301,825	$297,024
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(16,133)	(19,941)	(56,051)	(75,067)
AFFO Attributable to Aimco common stockholders	$62,673	$62,425	$245,774	$221,957

Weighted average common shares outstanding	145,753	145,341	145,639	145,291
Dilutive common stock equivalents	485	158	363	241
Total shares and dilutive share equivalents	146,238	145,499	146,002	145,532

FFO / Pro forma FFO per share - diluted	$0.54	$0.57	$2.07	$2.04
AFFO per share - diluted	$0.43	$0.43	$1.68	$1.53

[1] As discussed in the Consolidated Statements of Operations, Aimco adopted a new accounting standard in first quarter 2014, which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Details of FFO amounts related to apartment communities sold and held for sale during fourth quarter and year ended 2014 may be found on Supplemental Schedules 2(a) and 2(b), respectively.

13

Supplemental Schedule 2(a)

Proportionate Funds From Operations and Adjusted Funds From Operations Presentation
Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013
(in thousands) (unaudited)
	Three Months Ended December 31, 2014				Three Months Ended December 31, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$174,088	$—	$(7,309)	$166,779	$166,433	$—	$(7,062)	$159,371
Conventional Redevelopment	14,651	—	—	14,651	9,602	—	—	9,602
Conventional Acquisition	3,570	—	—	3,570	577	—	—	577
Other Conventional	14,269	488	(122)	14,635	12,634	462	(109)	12,987
Total Conventional	206,578	488	(7,431)	199,635	189,246	462	(7,171)	182,537
Affordable Same Store	21,365	—	—	21,365	20,981	—	—	20,981
Other Affordable	2,889	999	(329)	3,559	2,876	991	(327)	3,540
Total Affordable	24,254	999	(329)	24,924	23,857	991	(327)	24,521
Property management revenues, primarily from affiliates	2	(55)	211	158	17	(62)	301	256
Total rental and other property revenues	230,834	1,432	(7,549)	224,717	213,120	1,391	(7,197)	207,314

Property operating expenses
Conventional Same Store	53,108	—	(2,351)	50,757	52,852	—	(2,388)	50,464
Conventional Redevelopment	5,042	—	—	5,042	4,150	—	—	4,150
Conventional Acquisition	1,506	—	—	1,506	274	—	—	274
Other Conventional	5,577	163	(36)	5,704	5,640	158	(32)	5,766
Total Conventional	65,233	163	(2,387)	63,009	62,916	158	(2,420)	60,654
Affordable Same Store	8,291	—	—	8,291	8,146	—	—	8,146
Other Affordable	1,281	504	(241)	1,544	1,230	419	(249)	1,400
Total Affordable	9,572	504	(241)	9,835	9,376	419	(249)	9,546
Casualties	2,314	—	(15)	2,299	2,860	—	(83)	2,777
Property management expenses	6,717	—	(17)	6,700	7,953	—	97	8,050
Total property operating expenses	83,836	667	(2,660)	81,843	83,105	577	(2,655)	81,027
Net real estate operations	146,998	765	(4,889)	142,874	130,015	814	(4,542)	126,287

Amortization of deferred tax credit income	6,833	—	—	6,833	7,757	—	—	7,757
Asset management revenues	—	—	—	—	108	—	1,017	1,125
Non-recurring revenues	2,015	—	—	2,015	4,499	—	1,199	5,698
Total tax credit and asset management revenues	8,848	—	—	8,848	12,364	—	2,216	14,580

Investment management expenses	(3,758)	—	—	(3,758)	(838)	—	—	(838)
Depreciation and amortization related to non-real estate assets	(2,421)	—	6	(2,415)	(2,470)	—	6	(2,464)
General and administrative expenses	(12,873)	—	12	(12,861)	(11,814)	—	37	(11,777)
Other expenses, net	(4,737)	(34)	206	(4,565)	(1,051)	(79)	45	(1,085)
Interest income	1,686	(1)	63	1,748	5,281	—	75	5,356
Interest expense	(51,842)	(306)	1,782	(50,366)	(56,466)	(338)	1,837	(54,967)
Other, net of non-FFO items	5	2,672	(2,236)	441	9,321	407	(7,616)	2,112
Income tax benefit	7,346	—	—	7,346	2,698	—	—	2,698
FFO related to Sold and Held For Sale Apartment Communities	690	—	(48)	642	10,592	37	(841)	9,788
Preferred dividends and distributions	(4,549)	—	—	(4,549)	(2,304)	—	—	(2,304)
Common noncontrolling interests in Aimco OP	(4,301)	—	—	(4,301)	(4,695)	—	—	(4,695)
Amounts allocated to participating securities	(278)	—	—	(278)	(325)	—	—	(325)
FFO / Pro forma FFO	80,814	3,096	(5,104)	78,806	90,308	841	(8,783)	82,366
Capital Replacements	(17,834)	(31)	1,732	(16,133)	(21,882)	—	1,941	(19,941)
AFFO	$62,980	$3,065	$(3,372)	$62,673	$68,426	$841	$(6,842)	$62,425

14

Supplemental Schedule 2(b)

Proportionate Funds From Operations and Adjusted Funds From Operations Presentation
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
(in thousands) (unaudited)
	Year Ended December 31, 2014				Year Ended December 31, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$687,154	$—	$(28,810)	$658,344	$657,657	$—	$(29,028)	$628,629
Conventional Redevelopment	51,452	—	—	51,452	35,768	—	—	35,768
Conventional Acquisition	7,301	—	—	7,301	992	—	—	992
Other Conventional	51,948	1,952	(463)	53,437	49,557	1,896	(423)	51,030
Total Conventional	797,855	1,952	(29,273)	770,534	743,974	1,896	(29,451)	716,419
Affordable Same Store	84,816	—	—	84,816	83,332	—	—	83,332
Other Affordable	11,572	4,018	(1,326)	14,264	11,639	3,924	(1,335)	14,228
Total Affordable	96,388	4,018	(1,326)	99,080	94,971	3,924	(1,335)	97,560
Property management revenues, primarily from affiliates	67	(235)	921	753	75	(275)	1,269	1,069
Total rental and other property revenues	894,310	5,735	(29,678)	870,367	839,020	5,545	(29,517)	815,048

Property operating expenses
Conventional Same Store	222,667	—	(9,798)	212,869	218,063	—	(10,178)	207,885
Conventional Redevelopment	20,525	—	—	20,525	16,479	—	—	16,479
Conventional Acquisition	3,154	—	—	3,154	573	—	—	573
Other Conventional	23,258	613	(162)	23,709	22,069	525	(137)	22,457
Total Conventional	269,604	613	(9,960)	260,257	257,184	525	(10,315)	247,394
Affordable Same Store	33,993	—	—	33,993	33,176	—	—	33,176
Other Affordable	5,563	1,892	(1,100)	6,355	5,448	1,693	(905)	6,236
Total Affordable	39,556	1,892	(1,100)	40,348	38,624	1,693	(905)	39,412
Casualties	11,845	—	256	12,101	6,743	(6)	(129)	6,608
Property management expenses	25,237	—	(433)	24,804	30,744	—	(88)	30,656
Total property operating expenses	346,242	2,505	(11,237)	337,510	333,295	2,212	(11,437)	324,070
Net real estate operations	548,068	3,230	(18,441)	532,857	505,725	3,333	(18,080)	490,978

Amortization of deferred tax credit income	27,337	—	—	27,337	29,457	—	—	29,457
Asset management revenues	—	—	18	18	286	—	1,581	1,867
Non-recurring revenues	4,195	—	—	4,195	5,079	—	1,199	6,278
Total tax credit and asset management revenues	31,532	—	18	31,550	34,822	—	2,780	37,602

Investment management expenses	(7,310)	—	—	(7,310)	(4,341)	—	—	(4,341)
Depreciation and amortization related to non-real estate assets	(9,582)	—	23	(9,559)	(11,174)	—	26	(11,148)
General and administrative expenses	(44,195)	—	60	(44,135)	(45,708)	(1)	161	(45,548)
Other expenses, net	(11,872)	(60)	(192)	(12,124)	(7,182)	(368)	143	(7,407)
Interest income	6,801	(12)	246	7,035	17,929	314	99	18,342
Interest expense	(209,123)	(1,354)	6,851	(203,626)	(216,399)	(1,508)	7,816	(210,091)
Other, net of non-FFO items	5,318	3,667	(7,884)	1,101	10,505	1,788	(8,925)	3,368
Income tax benefit	20,026	—	—	20,026	2,591	—	—	2,591
FFO related to Sold and Held For Sale Apartment Communities	18,711	43	(666)	18,088	55,155	277	(5,352)	50,080
Preferred dividends and distributions	(14,671)	—	—	(14,671)	(9,227)	—	—	(9,227)
Preferred redemption related amounts	227	—	—	227	—	—	—	—
Common noncontrolling interests in Aimco OP	(16,547)	—	—	(16,547)	(16,985)	—	—	(16,985)
Amounts allocated to participating securities	(1,087)	—	—	(1,087)	(1,190)	—	—	(1,190)
FFO / Pro forma FFO	316,296	5,514	(19,985)	301,825	314,521	3,835	(21,332)	297,024
Capital Replacements	(61,133)	(31)	5,113	(56,051)	(81,839)	—	6,772	(75,067)
AFFO	$255,163	$5,483	$(14,872)	$245,774	$232,682	$3,835	$(14,560)	$221,957

15

Supplemental Schedule 3

Portfolio Summary
As of December 31, 2014
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	103	36,720	35,705	97%
Conventional Redevelopment	7	2,891	2,891	100%
Conventional Acquisition	8	1,256	1,256	100%
Other Conventional	24	2,279	2,175	95%
Conventional Held for Sale	2	247	247	100%
Total Conventional portfolio	144	43,393	42,274	97%

Affordable Same Store [1]	44	7,111	7,111	100%
Other Affordable [2]	13	1,708	1,168	68%
Affordable Held for Sale	2	124	78	63%
Total Affordable portfolio	59	8,943	8,357	93%
Total portfolio	203	52,336	50,631	97%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco may sell these apartment communities as the tax credit delivery or compliance periods expire, which expirations occur primarily between 2015 to 2023.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.

16

Supplemental Schedule 4

Net Asset Value Supplemental Information
(in thousands) (unaudited)
One measure of stockholder value is Net Asset Value (NAV), which is the estimated fair value of assets, net of liabilities, noncontrolling interests and preferred equity. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco NAV. See the following page for notes to the Supplemental Information provided below.

Trailing Twelve Month Net Operating Income Data [1]

	Proportionate Property Net Operating Income
	Conventional	Affordable	Total
Rental and other property revenues	$770,534	$99,080	$869,614
Property operating expenses	(260,257)	(40,348)	(300,605)
Property NOI	$510,277	$58,732	$569,009

Proportionate Balance Sheet Data
As of December 31, 2014
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,144,958	$50,657	$(269,318)	$7,926,297
Accumulated depreciation	(2,672,179)	(10,027)	90,517	(2,591,689)
Net real estate	5,472,779	40,630	(178,801)	5,334,608
Cash and cash equivalents	28,971	168	(1,504)	27,635
Restricted cash	91,445	1,424	(2,191)	90,678
Investment in unconsolidated real estate partnerships	16,046	(16,046)	—	—
Deferred financing costs, net	30,320	206	(377)	30,149
Goodwill	45,052	—	—	45,052
Other assets	385,309	(732)	(151,399)	233,178
Assets held for sale	27,106	—	(1,269)	25,837
Total assets	$6,097,028	$25,650	$(335,541)	$5,787,137

LIABILITIES AND EQUITY
Non-recourse property debt	$4,022,809	$24,371	$(142,198)	$3,904,982
Revolving credit facility borrowings	112,330	—	—	112,330
Deferred income [2]	81,882	16	(238)	81,660
Other liabilities	320,996	1,263	(121,754)	200,505
Liabilities related to assets held for sale	28,969	—	(1,674)	27,295
Total liabilities	4,566,986	25,650	(265,864)	4,326,772
Preferred noncontrolling interests in Aimco OP	87,937	—	—	87,937
Perpetual preferred stock	186,126	—	—	186,126
Other Aimco equity	1,041,609	—	163,619	1,205,228
Noncontrolling interests in consolidated real estate partnerships	233,296	—	(233,296)	—
Common noncontrolling interests in Aimco OP	(18,926)	—	—	(18,926)
Total liabilities and equity	$6,097,028	$25,650	$(335,541)	$5,787,137

[1]
Refer to the Glossary for the definition of Proportionate Property Net Operating Income and refer to Supplemental Schedule 2(b) for a reconciliation of the trailing twelve month amounts in this table to the corresponding amounts computed in accordance with GAAP.

[2]
Deferred income represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur in the future. Because Aimco does not have an obligation to settle these amounts in cash, Aimco does not include deferred income in liabilities for purposes of calculating NAV.

17

Supplemental Schedule 5

Capitalization and Financial Metrics					(Page 1 of 2)
As of December 31, 2014
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances	Weighted Average Maturity (Years)
Fixed rate loans payable	$3,823,464	$24,371	$(142,164)	$3,705,671	7.9
Floating rate tax-exempt bonds	120,167	—	(34)	120,133	3.9
Fixed rate tax-exempt bonds	79,178	—	—	79,178	24.7
Total non-recourse property debt	$4,022,809	$24,371	$(142,198)	$3,904,982	8.1
Revolving credit facility borrowings	112,330	—	—	112,330
Cash and restricted cash	(120,416)	(1,592)	3,695	(118,313)
Securitization Trust Assets [1]	(61,044)	—	—	(61,044)
Net Debt	$3,953,679	$22,779	$(138,503)	$3,837,955

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2015 1Q	$19,734	$—		$19,734	—%	—%
2015 2Q	20,661	3,944		24,605	0.10%	5.91%
2015 3Q	20,051	80,726	[2]	100,777	2.07%	3.59%
2015 4Q	20,495	42,371		62,866	1.09%	5.72%
Total 2015	80,941	127,041		207,982	3.25%	4.38%

2016 1Q	19,546	84,604		104,150	2.17%	5.70%
2016 2Q	20,249	13,858		34,107	0.35%	5.50%
2016 3Q	19,807	—		19,807	—%	—%
2016 4Q	20,235	298,073		318,308	7.63%	4.82%
Total 2016	79,837	396,535		476,372	10.15%	5.03%

2017	78,350	325,930		404,280	8.35%	5.92%
2018	73,974	157,792		231,766	4.04%	4.35%
2019	67,571	549,769		617,340	14.08%	5.55%
2020	59,325	340,751		400,076	8.73%	6.30%
2021	40,723	688,732	[3]	729,455	17.64%	5.53%
2022	28,422	233,568		261,990	5.98%	4.77%
2023	13,831	72,050		85,881	1.85%	5.12%
2024	10,733	36,514		47,247	0.94%	4.12%
Thereafter	355,386	87,207		442,593	2.23%	3.19%
Total	$889,093	$3,015,889		$3,904,982		4.87%	[4]

[1]
In 2011, $673.8 million of Aimco's loans payable were securitized in a trust holding only these loans. Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The subordinate positions have a face value of $100.9 million and a carrying amount of $61.0 million, and are included in other assets on Aimco’s Consolidated Balance Sheets at December 31, 2014. The carrying amount of these investments effectively reduces Aimco's December 31, 2014 debt balances.

[2]
On December 31, 2014, Aimco repaid $34.0 million of floating-rate tax exempt bonds maturing in third quarter 2015. However, because the bondholders did not receive payment until January 2, 2015, the remittance and the bonds are presented within other assets and non-recourse property debt, respectively, within Aimco's 2014 Consolidated Balance Sheets.

[3]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization trust discussed above.
[4]
Represents the Money-Weighted Average Interest Rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of December 31, 2014, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt. The debt had a mark-to-market liability of $208.6 million at December 31, 2014.

18

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of December 31, 2014	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Series A Community Reinvestment Act [5]	—	6/30/2011	1.480%	27,000
Total perpetual preferred stock			6.118%	186,791

Preferred Partnership Units	3,279		7.895%	87,942
Total preferred securities			6.687%	$274,733

Common Stock, Partnership Units and Equivalents

As of
December 31, 2014
Class A Common Stock outstanding	145,890
Dilutive securities:
Options and restricted stock	704
Total shares and dilutive share equivalents	146,594
Common Partnership Units and equivalents	7,652
Total shares, units and dilutive share equivalents	154,246

Debt Ratios
Trailing Twelve Months Ended December 31,
	2014	2013
Debt to EBITDA [6]	6.5x	7.1x
Debt and Preferred Equity to EBITDA [6]	7.0x	7.3x
EBITDA Coverage of Interest	2.7x	2.6x
EBITDA Coverage of Interest and Preferred Dividends	2.5x	2.5x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.82x	1.50x
Fixed Charge Coverage Ratio	1.73x	1.30x

Credit Ratings

Fitch Ratings	Issuer Default Rating	BB+ (positive)
Standard and Poor’s	Corporate Credit Rating	BB+ (positive)

[5] In February 2015, Aimco provided notice of its intent to redeem the remaining 54 shares, or $27.0 million in liquidation preference, of its Series A Community Reinvestment Act Perpetual Preferred Stock. We expect the shares will be redeemed in March 2015.

[6] During January 2015, Aimco completed a common stock offering resulting in net proceeds of approximately $367 million. Aimco used a portion of the net proceeds from the offering to repay the outstanding indebtedness under its revolving credit facility. The Debt to EBITDA and Debt and Preferred Equity to EBITDA ratios presented for the trailing twelve months ended December 31, 2014 have been adjusted on a pro-forma basis to reflect these stock offering proceeds.

19

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Fourth Quarter 2014 Compared to Fourth Quarter 2013
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	4Q 2014	4Q 2013	Growth	4Q 2014	4Q 2013	Growth	4Q 2014	4Q 2013	Growth	4Q 2014	4Q 2014	4Q 2013	4Q 2014	4Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$20,788	$19,671	5.7%	$5,349	$5,146	3.9%	$15,439	$14,525	6.3%	74.3%	95.9%	95.5%	$2,491	$2,367
Orange County	1	770	770	4,959	4,682	5.9%	1,217	1,245	(2.2)%	3,742	3,437	8.9%	75.5%	97.1%	95.0%	2,211	2,133
San Diego	6	2,032	2,032	9,497	9,079	4.6%	2,246	2,512	(10.6)%	7,251	6,567	10.4%	76.4%	96.2%	95.5%	1,619	1,560
Southern CA Total	19	6,354	5,703	35,244	33,432	5.4%	8,812	8,903	(1.0)%	26,432	24,529	7.8%	75.0%	96.2%	95.5%	2,142	2,047
East Bay	1	246	246	1,623	1,382	17.4%	478	431	10.9%	1,145	951	20.4%	70.5%	97.5%	96.1%	2,256	1,947
San Jose	1	224	224	1,333	1,258	6.0%	397	456	(12.9)%	936	802	16.7%	70.2%	94.3%	96.1%	2,104	1,948
San Francisco	5	774	774	5,377	4,869	10.4%	1,307	1,549	(15.6)%	4,070	3,320	22.6%	75.7%	97.2%	95.8%	2,382	2,188
Northern CA Total	7	1,244	1,244	8,333	7,509	11.0%	2,182	2,436	(10.4)%	6,151	5,073	21.2%	73.8%	96.7%	96.0%	2,308	2,097

Atlanta	5	1,295	1,281	4,447	4,291	3.6%	1,578	1,452	8.7%	2,869	2,839	1.1%	64.5%	94.0%	96.5%	1,230	1,156
Boston	11	4,129	4,129	17,055	16,292	4.7%	5,881	5,883	—%	11,174	10,409	7.3%	65.5%	96.1%	95.2%	1,433	1,382
Chicago	10	3,245	3,245	14,844	14,161	4.8%	4,932	4,545	8.5%	9,912	9,616	3.1%	66.8%	96.1%	95.9%	1,587	1,517
Denver	6	1,317	1,278	5,350	4,980	7.4%	1,398	1,312	6.6%	3,952	3,668	7.7%	73.9%	95.9%	96.1%	1,455	1,351
Miami	5	2,471	2,460	15,764	14,876	6.0%	4,686	4,938	(5.1)%	11,078	9,938	11.5%	70.3%	96.8%	97.5%	2,207	2,068
Philadelphia	4	2,042	1,963	8,420	7,980	5.5%	2,796	2,802	(0.2)%	5,624	5,178	8.6%	66.8%	96.8%	94.8%	1,477	1,429
Phoenix	1	324	324	953	909	4.8%	302	269	12.3%	651	640	1.7%	68.3%	96.2%	94.1%	1,018	994
Seattle	1	104	104	504	475	6.1%	230	210	9.5%	274	265	3.4%	54.4%	93.5%	94.8%	1,728	1,607
Suburban New York - New Jersey	2	1,162	1,162	5,169	5,046	2.4%	1,693	1,631	3.8%	3,476	3,415	1.8%	67.2%	95.4%	96.1%	1,555	1,506
Washington - No. Va - MD	14	6,547	6,519	28,036	28,050	0.1%	8,605	8,432	2.1%	19,431	19,618	(1.0)%	69.3%	94.9%	95.1%	1,511	1,508

Total Target Markets	85	30,234	29,412	144,119	138,001	4.4%	43,095	42,813	0.7%	101,024	95,188	6.1%	70.1%	95.8%	95.6%	1,704	1,636

Other Markets
Baltimore	5	1,180	1,066	4,002	3,978	0.6%	1,347	1,363	(1.2)%	2,655	2,615	1.5%	66.3%	93.3%	93.5%	1,341	1,330
Nashville	3	764	764	2,861	2,601	10.0%	901	1,012	(11.0)%	1,960	1,589	23.3%	68.5%	94.5%	95.5%	1,320	1,188
Norfolk - Richmond	5	1,487	1,408	4,513	4,484	0.6%	1,471	1,418	3.7%	3,042	3,066	(0.8)%	67.4%	95.4%	94.9%	1,120	1,119
Other Markets	5	3,055	3,055	10,633	10,093	5.4%	4,055	3,956	2.5%	6,578	6,137	7.2%	61.9%	94.7%	96.4%	1,225	1,142

Total Other Markets	18	6,486	6,293	22,009	21,156	4.0%	7,774	7,749	0.3%	14,235	13,407	6.2%	64.7%	94.6%	95.5%	1,232	1,174

Grand Total	103	36,720	35,705	$166,128	$159,157	4.4%	$50,869	$50,562	0.6%	$115,259	$108,595	6.1%	69.4%	95.6%	95.6%	$1,622	$1,554

20

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Fourth Quarter 2014 Compared to Third Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	4Q 2014	3Q 2014	Growth	4Q 2014	3Q 2014	Growth	4Q 2014	3Q 2014	Growth	4Q 2014	4Q 2014	3Q 2014	4Q 2014	3Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$20,788	$20,680	0.5%	$5,349	$5,741	(6.8)%	$15,439	$14,939	3.3%	74.3%	95.9%	96.1%	$2,491	$2,473
Orange County	1	770	770	4,959	4,977	(0.4)%	1,217	1,357	(10.3)%	3,742	3,620	3.4%	75.5%	97.1%	96.9%	2,211	2,224
San Diego	6	2,032	2,032	9,497	9,457	0.4%	2,246	2,850	(21.2)%	7,251	6,607	9.7%	76.4%	96.2%	95.8%	1,619	1,619
Southern CA Total	19	6,354	5,703	35,244	35,114	0.4%	8,812	9,948	(11.4)%	26,432	25,166	5.0%	75.0%	96.2%	96.1%	2,142	2,136
East Bay	1	246	246	1,623	1,553	4.5%	478	467	2.4%	1,145	1,086	5.4%	70.5%	97.5%	97.9%	2,256	2,150
San Jose	1	224	224	1,333	1,359	(1.9)%	397	435	(8.7)%	936	924	1.3%	70.2%	94.3%	96.2%	2,104	2,101
San Francisco	5	774	774	5,377	5,292	1.6%	1,307	1,549	(15.6)%	4,070	3,743	8.7%	75.7%	97.2%	97.0%	2,382	2,350
Northern CA Total	7	1,244	1,244	8,333	8,204	1.6%	2,182	2,451	(11.0)%	6,151	5,753	6.9%	73.8%	96.7%	97.0%	2,308	2,265

Atlanta	5	1,295	1,281	4,447	4,488	(0.9)%	1,578	1,891	(16.6)%	2,869	2,597	10.5%	64.5%	94.0%	95.6%	1,230	1,221
Boston	11	4,129	4,129	17,055	17,044	0.1%	5,881	6,264	(6.1)%	11,174	10,780	3.7%	65.5%	96.1%	96.2%	1,433	1,431
Chicago	10	3,245	3,245	14,844	14,660	1.3%	4,932	4,920	0.2%	9,912	9,740	1.8%	66.8%	96.1%	95.6%	1,587	1,575
Denver	6	1,317	1,278	5,350	5,310	0.8%	1,398	1,466	(4.6)%	3,952	3,844	2.8%	73.9%	95.9%	95.7%	1,455	1,447
Miami	5	2,471	2,460	15,764	15,373	2.5%	4,686	4,818	(2.7)%	11,078	10,555	5.0%	70.3%	96.8%	95.5%	2,207	2,182
Philadelphia	4	2,042	1,963	8,420	8,373	0.6%	2,796	2,925	(4.4)%	5,624	5,448	3.2%	66.8%	96.8%	95.5%	1,477	1,489
Phoenix	1	324	324	953	917	3.9%	302	308	(1.9)%	651	609	6.9%	68.3%	96.2%	94.0%	1,018	1,003
Seattle	1	104	104	504	512	(1.6)%	230	219	5.0%	274	293	(6.5)%	54.4%	93.5%	97.7%	1,728	1,680
Suburban New York - New Jersey	2	1,162	1,162	5,169	5,193	(0.5)%	1,693	1,758	(3.7)%	3,476	3,435	1.2%	67.2%	95.4%	96.1%	1,555	1,551
Washington - No. Va - MD	14	6,547	6,519	28,036	28,539	(1.8)%	8,605	9,578	(10.2)%	19,431	18,961	2.5%	69.3%	94.9%	95.4%	1,511	1,530

Total Target Markets	85	30,234	29,412	144,119	143,727	0.3%	43,095	46,546	(7.4)%	101,024	97,181	4.0%	70.1%	95.8%	95.8%	1,704	1,701

Other Markets
Baltimore	5	1,180	1,066	4,002	3,989	0.3%	1,347	1,570	(14.2)%	2,655	2,419	9.8%	66.3%	93.3%	93.9%	1,341	1,327
Nashville	3	764	764	2,861	2,781	2.9%	901	991	(9.1)%	1,960	1,790	9.5%	68.5%	94.5%	94.5%	1,320	1,284
Norfolk - Richmond	5	1,487	1,408	4,513	4,548	(0.8)%	1,471	1,551	(5.2)%	3,042	2,997	1.5%	67.4%	95.4%	95.8%	1,120	1,123
Other Markets	5	3,055	3,055	10,633	10,650	(0.2)%	4,055	4,119	(1.6)%	6,578	6,531	0.7%	61.9%	94.7%	95.6%	1,225	1,216

Total Other Markets	18	6,486	6,293	22,009	21,968	0.2%	7,774	8,231	(5.6)%	14,235	13,737	3.6%	64.7%	94.6%	95.2%	1,232	1,222

Grand Total	103	36,720	35,705	$166,128	$165,695	0.3%	$50,869	$54,777	(7.1)%	$115,259	$110,918	3.9%	69.4%	95.6%	95.7%	$1,622	$1,617

21

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 4Q 2014	YTD 4Q 2013	Growth	YTD 4Q 2014	YTD 4Q 2013	Growth	YTD 4Q 2014	YTD 4Q 2013	Growth	YTD 4Q 2014	YTD 4Q 2014	YTD 4Q 2013	YTD 4Q 2014	YTD 4Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$81,462	$77,264	5.4%	$22,283	$22,453	(0.8)%	$59,179	$54,811	8.0%	72.6%	95.9%	95.6%	$2,440	$2,323
Orange County	1	770	770	19,545	18,595	5.1%	5,161	5,214	(1.0)%	14,384	13,381	7.5%	73.6%	96.7%	95.6%	2,188	2,106
San Diego	6	2,032	2,032	37,373	35,585	5.0%	10,240	10,252	(0.1)%	27,133	25,333	7.1%	72.6%	96.3%	95.8%	1,593	1,524
Southern CA Total	19	6,354	5,703	138,380	131,444	5.3%	37,684	37,919	(0.6)%	100,696	93,525	7.7%	72.8%	96.1%	95.7%	2,104	2,008
East Bay	1	246	246	6,106	5,369	13.7%	1,847	1,826	1.2%	4,259	3,543	20.2%	69.8%	97.5%	96.8%	2,121	1,879
San Jose	1	224	224	5,257	4,955	6.1%	1,658	1,696	(2.2)%	3,599	3,259	10.4%	68.5%	95.7%	96.6%	2,044	1,908
San Francisco	5	774	774	20,742	19,025	9.0%	5,831	5,836	(0.1)%	14,911	13,189	13.1%	71.9%	96.8%	96.4%	2,308	2,124
Northern CA Total	7	1,244	1,244	32,105	29,349	9.4%	9,336	9,358	(0.2)%	22,769	19,991	13.9%	70.9%	96.7%	96.5%	2,224	2,036

Atlanta	5	1,295	1,281	17,528	16,669	5.2%	6,683	6,083	9.9%	10,845	10,586	2.4%	61.9%	95.1%	95.7%	1,199	1,133
Boston	11	4,129	4,129	67,469	64,916	3.9%	24,889	24,244	2.7%	42,580	40,672	4.7%	63.1%	96.2%	95.6%	1,415	1,370
Chicago	10	3,245	3,245	58,376	55,319	5.5%	20,473	19,209	6.6%	37,903	36,110	5.0%	64.9%	95.7%	96.1%	1,566	1,478
Denver	6	1,317	1,278	20,896	19,570	6.8%	5,858	5,357	9.4%	15,038	14,213	5.8%	72.0%	95.7%	95.5%	1,423	1,335
Miami	5	2,471	2,460	61,308	57,737	6.2%	18,981	18,815	0.9%	42,327	38,922	8.7%	69.0%	96.6%	97.1%	2,151	2,015
Philadelphia	4	2,042	1,963	33,544	31,985	4.9%	12,099	11,749	3.0%	21,445	20,236	6.0%	63.9%	96.5%	94.2%	1,476	1,441
Phoenix	1	324	324	3,711	3,581	3.6%	1,218	1,153	5.6%	2,493	2,428	2.7%	67.2%	95.4%	95.1%	1,000	969
Seattle	1	104	104	1,998	1,885	6.0%	879	846	3.9%	1,119	1,039	7.7%	56.0%	96.5%	95.3%	1,660	1,584
Suburban New York - New Jersey	2	1,162	1,162	20,513	19,664	4.3%	6,993	6,918	1.1%	13,520	12,746	6.1%	65.9%	96.0%	95.6%	1,532	1,476
Washington - No. Va - MD	14	6,547	6,519	113,406	112,790	0.5%	35,962	35,253	2.0%	77,444	77,537	(0.1)%	68.3%	95.5%	95.5%	1,518	1,510

Total Target Markets	85	30,234	29,412	569,234	544,909	4.5%	181,055	176,904	2.3%	388,179	368,005	5.5%	68.2%	96.0%	95.7%	1,681	1,613

Other Markets
Baltimore	5	1,180	1,066	16,122	15,728	2.5%	5,928	5,846	1.4%	10,194	9,882	3.2%	63.2%	93.9%	93.4%	1,342	1,316
Nashville	3	764	764	11,002	10,335	6.5%	3,789	3,902	(2.9)%	7,213	6,433	12.1%	65.6%	95.2%	95.7%	1,260	1,178
Norfolk - Richmond	5	1,487	1,408	18,069	18,056	0.1%	5,934	5,767	2.9%	12,135	12,289	(1.3)%	67.2%	95.3%	94.8%	1,121	1,127
Other Markets	5	3,055	3,055	42,754	40,113	6.6%	16,769	16,335	2.7%	25,985	23,778	9.3%	60.8%	95.7%	95.7%	1,219	1,143

Total Other Markets	18	6,486	6,293	87,947	84,232	4.4%	32,420	31,850	1.8%	55,527	52,382	6.0%	63.1%	95.3%	95.1%	1,223	1,172

Grand Total	103	36,720	35,705	$657,181	$629,141	4.5%	$213,475	$208,754	2.3%	$443,706	$420,387	5.5%	67.5%	95.8%	95.6%	$1,600	$1,536

22

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	4Q 2014	% of Total	4Q 2013	$ Change	% Change
Real estate taxes	$15,736	30.9%	$15,047	$689	4.6%
Onsite payroll	9,556	18.8%	9,261	295	3.2%
Utilities	10,351	20.3%	10,182	169	1.7%
Repairs and maintenance	6,271	12.3%	5,766	505	8.8%
Software, technology and other	3,410	6.7%	3,692	(282)	(7.6)%
Insurance	2,042	4.0%	2,915	(873)	(29.9)%
Marketing	1,528	3.0%	1,882	(354)	(18.8)%
Expensed turnover costs	1,975	4.0%	1,817	158	8.7%
Total	$50,869	100.0%	$50,562	$307	0.6%

Sequential Comparison

	4Q 2014	% of Total	3Q 2014	$ Change	% Change
Real estate taxes	$15,736	30.9%	$15,735	$1	—%
Onsite payroll	9,556	18.8%	10,129	(573)	(5.7)%
Utilities	10,351	20.3%	10,744	(393)	(3.7)%
Repairs and maintenance	6,271	12.3%	7,282	(1,011)	(13.9)%
Software, technology and other	3,410	6.7%	3,846	(436)	(11.3)%
Insurance	2,042	4.0%	2,733	(691)	(25.3)%
Marketing	1,528	3.0%	1,735	(207)	(11.9)%
Expensed turnover costs	1,975	4.0%	2,573	(598)	(23.2)%
Total	$50,869	100.0%	$54,777	$(3,908)	(7.1)%

Year to Date Comparison

	YTD 4Q 2014	% of Total	YTD 4Q 2013	$ Change	% Change
Real estate taxes	$62,863	29.4%	$60,051	$2,812	4.7%
Onsite payroll	39,242	18.4%	38,713	529	1.4%
Utilities	43,973	20.6%	40,825	3,148	7.7%
Repairs and maintenance	27,530	12.9%	27,398	132	0.5%
Software, technology and other	14,718	6.9%	14,637	81	0.6%
Insurance	9,685	4.5%	11,568	(1,883)	(16.3)%
Marketing	7,539	3.5%	7,637	(98)	(1.3)%
Expensed turnover costs	7,925	3.8%	7,925	—	—%
Total	$213,475	100.0%	$208,754	$4,721	2.3%

23

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Fourth Quarter 2014 Compared to Fourth Quarter 2013
(unaudited)

	Quarter Ended December 31, 2014					Quarter Ended December 31, 2013
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Los Angeles	13	4,319	3,668	13.7%	$2,494	13	4,248	3,597	11.0%	$2,345
Orange County	4	1,213	1,213	3.7%	1,908	4	1,213	1,213	3.4%	1,826
San Diego	12	2,430	2,360	5.9%	1,567	12	2,430	2,360	5.6%	1,531
Southern CA Total	29	7,962	7,241	23.3%	2,091	29	7,891	7,170	20.0%	1,963
East Bay	2	413	413	1.2%	1,875	2	413	413	1.0%	1,647
San Jose	2	548	548	0.8%	2,185	1	224	224	0.6%	1,948
San Francisco	7	1,208	1,208	4.4%	2,493	7	1,208	1,208	2.7%	2,203
Northern CA Total	11	2,169	2,169	6.4%	2,291	10	1,845	1,845	4.3%	2,011

Atlanta	7	1,403	1,389	2.2%	1,315	6	1,325	1,311	2.2%	1,186
Boston	12	4,173	4,173	8.4%	1,441	12	4,173	4,173	7.9%	1,388
Chicago	10	3,245	3,245	7.3%	1,587	10	3,245	3,245	7.1%	1,517
Denver	9	2,353	2,280	4.5%	1,376	8	2,177	2,104	3.9%	1,202
Manhattan	17	775	775	3.1%	3,366	21	959	959	3.4%	2,957
Miami	5	2,530	2,519	8.2%	2,207	5	2,505	2,494	7.4%	2,068
Philadelphia	6	3,537	3,458	7.3%	1,615	7	3,888	3,809	7.6%	1,511
Phoenix	2	812	812	1.3%	1,084	5	1,374	1,230	1.7%	1,016
Seattle	2	239	239	0.5%	1,965	2	239	239	0.4%	1,733
Suburban New York - New Jersey	2	1,162	1,162	2.6%	1,555	2	1,162	1,162	2.5%	1,506
Washington - No. Va - MD	14	6,547	6,519	14.4%	1,511	14	6,547	6,519	14.6%	1,508

Total Target Markets	126	36,907	35,981	89.5%	1,746	131	37,330	36,260	83.0%	1,634

Other Markets
Baltimore	5	1,180	1,066	2.0%	1,339	5	1,180	1,066	1.9%	1,330
Nashville	3	764	764	1.4%	1,298	4	1,114	1,114	1.6%	1,111
Norfolk - Richmond	5	1,487	1,408	2.3%	1,120	6	1,643	1,564	2.5%	1,102
Other Markets	5	3,055	3,055	4.8%	1,225	16	9,219	9,156	11.0%	957

Total Other Markets	18	6,486	6,293	10.5%	1,229	31	13,156	12,900	17.0%	1,018

Grand Total	144	43,393	42,274	100.0%	$1,669	162	50,486	49,160	100.0%	$1,469

24

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Third Quarter 2014 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality market-rate apartment communities, averaging
"B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C+" quality assets are those earning rents greater than $1,100 per month but less than 90% of the local market average. The schedule below illustrates Aimco’s Conventional Apartment
Community portfolio quality based on 3Q 2014 data, the most recent period for which third-party data is available. The portfolio data has been adjusted to remove apartment communities sold through 4Q 2014.

The average age of Aimco's portfolio as of December 31, 2014, adjusted for its sizeable investment in redevelopment, is approximately 31 years. See the Glossary for further information.

	Quarter Ended September 30, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Los Angeles	13	4,288	3,637	13.3%	$2,276	$1,485	153.3%	13
Orange County	4	1,213	1,213	3.8%	1,748	1,634	107.0%	16
San Diego	12	2,430	2,360	5.9%	1,426	1,448	98.5%	27
Southern CA Total	29	7,931	7,210	23.0%	1,898	1,499	126.6%	18
East Bay	2	413	413	1.2%	1,625	1,544	105.2%	35
San Jose	1	224	224	0.7%	1,909	1,856	102.9%	14
San Francisco	7	1,208	1,208	4.3%	2,226	2,227	100.0%	24
Northern CA Total	10	1,845	1,845	6.2%	2,041	2,021	101.0%	25

Atlanta	6	1,325	1,311	2.1%	1,087	839	129.6%	18
Boston	12	4,173	4,173	8.5%	1,334	1,877	71.1%	41
Chicago	10	3,245	3,245	7.6%	1,372	1,110	123.6%	20
Denver	8	2,213	2,140	4.1%	1,214	972	124.9%	27
Manhattan	17	775	775	3.1%	3,191	3,224	99.0%	109
Miami	5	2,516	2,505	8.2%	1,899	1,191	159.4%	25
Philadelphia	6	3,537	3,458	7.5%	1,407	1,119	125.7%	34
Phoenix	2	812	812	1.2%	958	759	126.2%	14
Seattle	2	239	239	0.4%	1,675	1,197	139.9%	17
Suburban New York - New Jersey	2	1,162	1,162	2.7%	1,391	1,313	105.9%	14
Washington - No. Va - MD	14	6,547	6,519	14.8%	1,370	1,565	87.5%	44

Total Target Markets	123	36,320	35,394	89.4%	1,556	1,443	107.8%	30

Other Markets
Baltimore	5	1,180	1,066	1.9%	1,208	1,098	110.0%	44
Nashville	3	764	764	1.4%	1,099	823	133.5%	23
Norfolk - Richmond	5	1,487	1,408	2.3%	956	905	105.6%	26
Other Markets	5	3,055	3,055	5.0%	1,045	996	104.9%	39

Total Other Markets	18	6,486	6,293	10.6%	1,059	972	109.0%	35

Grand Total	141	42,806	41,687	100.0%	$1,480	$1,371	108.0%	31

[1] Represents rents after concessions and vacancy loss, divided by the number of Effective Apartment Homes. Does not include other rental income.
[2] 3Q 2014 effective rents per REIS.

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Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Fourth Quarter 2014 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [2]	Property Debt	Net Sales Proceeds [3]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	2	500	100%	$50.0	6.3%	5.1%	$22.9	$22.0	$50.0	$22.0	$979
Affordable	2	199	63%	29.5	5.8%	5.1%	1.8	26.4	22.2	23.8	1,432
Total Dispositions	4	699	89%	$79.5	6.1%	5.1%	$24.7	$48.4	$72.2	$45.8	$1,069

2014 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [2]	Property Debt	Net Sales Proceeds [3]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	24	8,370	98%	$661.0	6.8%	5.3%	$208.6	$403.4	$643.2	$397.7	$926
Affordable [4]	6	697	53%	74.6	6.3%	5.3%	18.0	53.2	46.3	37.5	1,181
Total Dispositions	30	9,067	94%	$735.6	6.8%	5.3%	$226.6	$456.6	$689.5	$435.2	$937

[1] NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds, less prepayment penalties associated with the related property debt, if applicable. Conventional Apartment Communities sold during 2014 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, and had average revenues per apartment home approximately 44% below Aimco's retained portfolio. Accordingly, the NOI capitalization rates for Conventional Apartment
Communities sold during 2014 are not representative of those for Aimco's retained portfolio.
[2] Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[3] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[4] In addition to the sales of consolidated apartment communities above, year-to-date Aimco sold its partnership interests in ten unconsolidated Affordable Apartment Communities with 439 apartment homes, for gross proceeds to Aimco of $0.1 million.

2014 Acquisitions

Location	Apartment Homes	Purchase Price	Average Revenue Per Apartment Home (At Acquisition)
Denver, CO	600	$118.5	$1,365
Manhattan, NY	40	12.0	2,120
Boulder, CO	140	18.0	1,035
Atlanta, GA	78	25.0	2,280
San Jose, CA	324	118.4	2,240
Total Acquisitions	1,182	$291.9	$1,652

Also during the fourth quarter 2014, Aimco acquired entities that own 2.4 acres in the heart of downtown La Jolla, California, adjoining and overlooking La Jolla Cove and the Pacific Ocean. The property, which is zoned for multi-family and mixed-use, is currently occupied by a limited-service hotel that is managed for Aimco by a third party, and three small commercial buildings. Aimco plans a redevelopment of this property and considers its current use an income producing “land bank”.

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Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended December 31, 2014			Year Ended December 31, 2014
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$8,939	$2,138	$11,077	$29,466	$5,595	$35,061
Turnover capital additions	2,808	255	3,063	10,050	1,080	11,130
Capitalized site payroll and indirect costs	1,467	283	1,750	4,065	404	4,469
Capital Replacements	13,214	2,676	15,890	43,581	7,079	50,660
Capital Improvements	5,714	984	6,698	23,092	2,303	25,395
Property Upgrades	14,520	244	14,764	49,907	253	50,160
Redevelopment	35,467	—	35,467	181,951	—	181,951
Development	15,114	—	15,114	46,928	—	46,928
Casualty	1,874	1,491	3,365	5,723	2,274	7,997
Total Capital Additions [1]	$85,903	$5,395	$91,298	$351,182	$11,909	$363,091

Total apartment homes	43,004	8,160	51,164	43,004	8,160	51,164
Capital Replacements per apartment home	$307	$328	$311	$1,013	$868	$990

[1] Total Capital Additions reported above exclude $0.1 million and $4.3 million, respectively, for the three months and year ended December 31, 2014, related to consolidated apartment communities sold or classified as held for sale at the end of the period. For the three months and year ended December 31, 2014, Total Capital Additions include $2.9 million and $14.2 million of capitalized interest costs, respectively.

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Supplemental Schedule 10

Summary of Redevelopment and Development Activity											(Page 1 of 4)
Year Ended December 31, 2014
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Incremental Commercial Revenue	Current Residential Occupancy
Redevelopment of Operating Communities
2900 on First Apartments	135	$15.2	$10.4	1Q 2014	1Q 2014	2Q 2015	1Q 2015	$485	$40	$525	$0.1	63%
Ocean House on Prospect	53	14.8	2.3	4Q 2014	3Q 2015	4Q 2015	1Q 2016	930	80	1,010	—	n/a
Park Towne Place	954	60.0	7.9	Multiple	3Q 2015	3Q 2016	2Q 2016	225	80	305	0.1	81%
The Sterling	536	36.0	21.2	Multiple	Multiple	3Q 2015	4Q 2015	270	20	290	0.5	94%
Subtotal	1,678	$126.0	$41.8

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Current Residential Occupancy
Previously Vacant Communities
Lincoln Place	795	$365.0	$357.8	Multiple	Multiple	1Q 2015	2Q 2015	$2,690	$130	$2,820	$—	74%
The Preserve at Marin	126	125.5	118.8	4Q 2012	1Q 2014	1Q 2015	2Q 2015	5,150	150	5,300	—	47%

New Development
One Canal Street	310	190.0	62.8	4Q 2013	1Q 2016	2Q 2016	2Q 2017	3,300	400	3,700	1.1	n/a
Subtotal/weighted average	1,231	$680.5	$539.4					$3,095	$200	$3,295	$1.1

Completed This Quarter
The Palazzo at Park La Brea	521	15.7	14.8	1Q 2012	4Q 2012	4Q 2014	4Q 2014	$370	$—	$370	—	93%
Grand Total	3,430	$822.2	$596.0

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents)					5.4%

The investment in Lincoln Place is funded in part by a $190.1 million non-recourse property loan, of which $14.9 million was available to draw at December 31, 2014.
The investment in One Canal Street is funded in part by a $114.0 million non-recourse property loan, of which $87.0 million was available to draw at December 31, 2014.

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

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Supplemental Schedule 10 (continued)
Summary of Redevelopment and Development Activity	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%.
Incremental Monthly Revenue per Apartment Home - represents the sum of the amounts by which rents and other rental income per apartment home are projected to increase compared to pre-redevelopment amounts. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement.

Commercial Revenue - represents the projected annual revenue, or incremental revenue, contribution from commercial rents attributable to the redevelopment of commercial space.
Current Residential Occupancy - for previously vacant communities and new development, represents physical occupancy as of December 31, 2014. For operating communities, represents fourth quarter 2014 average daily occupancy.

Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per-apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update these projections at least annually to reflect changes in market rents and rental rate achievement.

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents) - projected NOI takes into consideration the revenue information provided herein, as well as expectations around 1) operating costs associated with previously vacant communities and new development, and 2) net incremental changes in operating costs, if any, resulting from the redevelopment of operating communities.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 3 of 4)

Community	Project Summary
2900 on First Apartments Seattle, WA
Redevelopment includes the renovation of all apartment homes, new and/or enhanced amenities and other building interior and commercial space upgrades. Aimco’s initial expectations were that all of the apartment home renovations and the fitness and amenity building would be complete by the end of first quarter 2015. Aimco expects the apartment home renovations to be completed, however, the fitness and amenity building will not be complete until May 2015. As such, Aimco has adjusted the construction complete date disclosed herein. Aimco continues to expect stabilized occupancy to be achieved in first quarter 2015.

Ocean House on Prospect La Jolla, CA
Aimco acquired this 60-apartment home community in 2013, with the intent of redeveloping the community at a future date. The redevelopment of Ocean House includes renovation of all apartment homes, common areas, exteriors and amenities. During construction, Aimco expects to combine some apartment homes so that the community, at completion, will include 53 apartment homes. In order to facilitate the extensive construction activity, Aimco de-leased the building in fourth quarter 2014. Construction is underway and on schedule.

Park Towne Place Philadelphia, PA
Earlier this year, Aimco completed a multi-phase capital project at this community in anticipation of subsequent redevelopment, which is now underway. Aimco expects to redevelop Park Towne in several phases, the first of which includes renovating existing commercial space, upgrading common areas and amenities, and redeveloping one of the four residential towers. During construction, Aimco expects to combine some apartment homes in this 234-apartment home building so that the tower, at completion, will include 229 apartment homes. In order to facilitate the extensive construction activity, Aimco de-leased one tower in fourth quarter 2014. Construction is underway and on schedule.
Aimco’s net investment in the first phase of the redevelopment of Park Towne is projected to be $60 million, reflecting a gross investment of $71 million, reduced by $11 million of historic tax credits.
Depending on the success of this initial phase and other investment alternatives, Aimco may redevelop additional apartment homes at Park Towne. Should Aimco elect to redevelop the other three residential towers, its net investment, including the work described above, could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.

The Sterling Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas, and the phased redevelopment of apartment homes.
During 2014, Aimco completed the redevelopment of the first 69 apartment homes as planned and at a cost consistent with underwriting and at rents in excess of Aimco's underwriting. Based on the success of this initial phase of apartment home redevelopment, in the fourth quarter 2014, Aimco approved a project to redevelop an additional 105 apartment homes for an additional investment of approximately $11 million. Aimco expects this phase of construction to be complete in third quarter 2015, with occupancy stabilized the following quarter.
Renovation of the common areas and commercial space is proceeding as planned and Aimco continues to expect construction to be complete in second quarter 2015 at a cost consistent with underwriting.
Depending on the success of this next phase and other investment alternatives, Aimco may continue to redevelop additional apartment homes at The Sterling. Should Aimco elect to redevelop all 536 apartment homes, the total investment, including the work to date and in progress described above, could be between $70 and $80 million over the next several years.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 4 of 4)

Community	Project Summary
Lincoln Place Venice, CA
Lincoln Place is comprised of 795 apartment homes situated on 35-acres one mile from Venice Beach. The scope of this redevelopment includes:
•
Redevelopment of 49 residential buildings, with 696 apartment homes, consistent with standards required by the community’s historic designation.
•
Construction of 11 new residential buildings with 99 apartment homes on existing vacant land.
•
Construction of a 5,000 square foot leasing center and a 6,100 square foot fitness center and pool area.

Aimco’s net investment is projected to be $365 million, which consists of a gross investment of $390 million, offset by $25 million of historic tax and other credits associated with the redevelopment.

The Preserve at Marin Corte Madera, CA
Aimco acquired The Preserve at Marin as a vacant community in 2011, with the intent of redeveloping the 126-apartment home community. This redevelopment includes comprehensive interior and exterior redevelopment of all seven three-story buildings, redesign of all apartment homes to feature large bay windows, modern kitchens, and upscale finishes, as well as construction of a new resident clubhouse, which includes a fitness center, business center, saltwater pool, wine bar and outdoor fire pits. As of December 31, 2014, four of the apartment buildings and the amenity building were complete. Aimco anticipates the final three apartment buildings will be complete at the end of first quarter 2015.

One Canal Street Boston, MA
Aimco expects to invest approximately $190 million in the development of a 12-story building at One Canal Street in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. Aimco has partnered with an experienced developer to construct the building, which Aimco will own and operate after its completion.

The Palazzo at Park La Brea Los Angeles, CA
The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest.

This redevelopment was completed in fourth quarter 2014, and included the upgrade of penthouse apartment homes, areas common to the penthouse apartment homes, the spa and the fitness center and construction of a new rooftop deck for exclusive use by penthouse residents.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2013.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Average Age of Apartment Communities is calculated by Aimco based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality Conventional Apartment Communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by certain capital expenditure reserves (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.
DEFFERED TAX CREDIT INCOME: Deferred income includes $44.8 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will

33

receive additional cash contributions of $25.6 million, of which $5.3 million will be received during 2015, and, on average, $5.1 million will be received each year from 2016 through 2019.

December 31, 2014
Deferred tax credit income balance	$39,263
Cash contributions to be received in the future	25,584
Total to be amortized	$64,847

	Revenue	Expense	Projected Income
2015	$23,757	$(1,551)	$22,206
2016	18,236	(1,365)	16,871
2017	14,375	(1,130)	13,245
2018	6,879	(641)	6,238
2019	4,255	(495)	3,760
Thereafter	7,064	(4,537)	2,527
Total	$74,566	$(9,719)	$64,847
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of December 31, 2014, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.

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OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or has not reached and/or maintained a stabilized level of occupancy, often due to a casualty event. Results of operations of properties that are not multi-family, such as fitness centers, and apartment communities acquired subsequent to January 1, 2013 are included in the operating results of Other Conventional Apartment Communities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended December 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$174,088	$(7,309)	$166,779	$(651)	$166,128
Property operating expenses	53,108	(2,351)	50,757	112	50,869
Property NOI	$120,980	$(4,958)	$116,022	$(763)	$115,259

	Three Months Ended December 31, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$166,433	$(7,062)	$159,371	$(214)	$159,157
Property operating expenses	52,852	(2,388)	50,464	98	50,562
Property NOI	$113,581	$(4,674)	$108,907	$(312)	$108,595

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended September 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$173,142	$(7,271)	$165,871	$(176)	165,695
Property operating expenses	57,236	(2,549)	54,687	90	54,777
Property NOI	$115,906	$(4,722)	$111,184	$(266)	$110,918

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Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Year Ended December 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$687,154	$(28,810)	$658,344	$(1,163)	$657,181
Property operating expenses	222,667	(9,798)	212,869	606	213,475
Property NOI	$464,487	$(19,012)	$445,475	$(1,769)	$443,706

	Year Ended December 31, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$657,657	$(29,028)	$628,629	$512	$629,141
Property operating expenses	218,063	(10,178)	207,885	869	208,754
Property NOI	$439,594	$(18,850)	$420,744	$(357)	$420,387

REDEVELOPMENT APARTMENT COMMUNITIES: Apartment communities where (a) a substantial number of available apartment homes have been vacated for major renovations or (b) occupancy was not stabilized as of January 1, 2013, due to ongoing or completed renovations, such as exteriors, common areas or apartment home improvements.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2013, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements, or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Beginning in first quarter 2014, results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are detailed separately in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

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